Exhibit 99.1
PLEXUS CORP.
NON-GAAP SUUPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation

	Six Months Ended		Three Months Ended		Six Months Ended
	March 29, 2014		December 28, 2013		March 30, 2013
Operating income		$40,761		$21,761		$44,672
Restructuring charges	9,650		3,605		—
Adjusted operating income		$50,411		$25,366		$44,672
	x	2	x	4	x	2
Annualized operating income	100,822		101,464		89,344
Tax rate	x	9%	x	9%	x	8%
Tax impact		9,074		9,132		7,148
Operating income (tax effected)		$91,748		$92,332		$82,196

Average invested capital		$650,061		$638,697		$645,402
ROIC	14.1%		14.5%		12.7%

	March 29,	December 28,	September 28,
	2014	2013	2013
Equity	$736,493	$722,021	$699,301
Plus:
Debt—current	3,901	3,796	3,574
Debt—non-current	256,090	256,949	257,773
Less:
Cash and cash equivalents	(323,695)	(324,156)	(341,865)
	$672,789	$658,610	$618,783

Fiscal 2014 second quarter average invested capital (March 29, 2014, December 28, 2013 and September 28, 2013) was $650,061.
Fiscal 2014 first quarter average invested capital (December 28, 2013 and September 28, 2013) was $638,697.

	March 30,	December 29,	September 29,
	2013	2012	2012
Equity	$669,047	$664,515	$649,022
Plus:
Debt—current	2,893	10,310	10,211
Debt—non-current	258,789	259,516	260,211
Less:
Cash and cash equivalents	(276,507)	(274,183)	(297,619)
	$654,222	$660,158	$621,825

Fiscal 2013 second quarter average invested capital (March 30, 2013, December 29, 2012 and September 29, 2012) was $645,402.